Exhibit (b)(4)

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of September 21, 2004 (“Agreement Date”), by and between JAMES S. RESCH, whose address is c/o Gulfside Supply, Inc., 501 N. Reo Street, Tampa, Florida 33609 (the “Borrower”), and SUNTRUST BANK, a Georgia banking corporation, whose address is 401 East Jackson Street, Commercial Banking - 20th Floor, Tampa, Florida 33602 (the “Lender”). Capitalized terms herein have the meanings assigned to such terms as provided herein.

This Loan Agreement is made under the following circumstances:

A. Borrower has applied to Lender for the Loan defined herein for the purpose of contributing the proceeds thereof as equity capital to Gulfside Supply, Inc., a Florida corporation (“Gulfside”).

B. Lender has agreed to make the Loan to the Borrower, and Borrower has agreed to accept such Loan, on the terms and conditions as set forth in the Loan Documents and (except to the extent inconsistent with the Loan Documents) as provided in the Commitment Letter.

C. During the term of the Loan, and any and all renewals, modifications and amendments, Borrower may seek additional financing from Lender which, if approved by Lender, shall be subject to the terms and conditions of this Agreement and any existing loans shall also be subjection to the terms and conditions of this Agreement.

D. Simultaneously with the execution of this Loan Agreement, and as part of the same transaction, Borrower has executed and delivered to Lender the Note which is secured by the Mortgages that encumber the Property and constitutes a first lien thereon.

NOW, THEREFORE, in consideration of the execution and simultaneous delivery of the Loan Documents and of the mutual covenants, agreements, conditions and warranties of the parties hereto, it is covenanted and agreed by and between the parties as follows:

1.

DEFINITIONS

1.1 As used in this Agreement, the parties agree that the following terms shall have the meaning indicated opposite each:

AGREEMENT: This Loan Agreement.

ASSIGNMENT OF LEASES: The Collateral Assignment of Rents, Leases, Profits and Contracts from the Borrower to the Lender, dated on or about the Agreement Date and made in connection with the Loan.

BUSINESS DAY: Means a day on which the foreign exchange markets in London, England are open for business.

COMMITMENT LETTER: The letter from Lender to Borrower dated July 23, 2004, outlining the general terms of the Loan. The terms and conditions in such letter survive the closing of the Loan, and are incorporated herein by reference, to the extent not inconsistent with this Agreement or the other Loan Documents. In the event any conflict arises between the terms of this Agreement and the terms of any other Loan Documents, Lender shall have the option of selecting which conditions shall govern the loan relationship evidenced by this Agreement and, if Lender does not so indicate, the terms of this Agreement shall govern in all such instances of conflict.

FINANCIAL CONTRACT: (1) An agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); (2) any combination of the foregoing; or (3) a master agreement for any of the foregoing together with all supplements.

GUARANTORS: Molly A. Resch, S.B.J., Resch Family Partnership, Ltd., a Florida limited partnership, James S. Resch Revocable Trust, Gulfside and Gulfco Acquisition, Inc., a Delaware corporation.

IMPROVEMENTS: The improvements now or hereafter on the real property described in Exhibit “A” attached hereto

LOAN: The $10,000,000.00 loan contemplated by this Agreement and the Commitment Letter, and evidenced by and advanced against the Note.

LOAN DOCUMENTS: The Note, the Mortgages, the Assignment of Leases, this Agreement, and any and all other documents described in or referred to in this Agreement and the Commitment Letter, or executed pursuant to or in connection with this Agreement or the Commitment Letter.

LOAN INSTALLMENTS: The payments required to be paid under the terms of the Note.

LOAN INTEREST: The interest payable pursuant to the terms of the Note.

NOTE OR TERM NOTE: The $10,175,000.00 promissory note of or about even date herewith from Borrower in favor of Lender.

MORTGAGES: Collectively, the Mortgages and Security Agreement (Florida) and the Mortgage and Surety Agreement (Alabama) of or about even date herewith given by The James S. Resch Revocable Trust, The James S. Resch Property Trust and The Resch Land Trust No. 1, as Mortgagors, to Lender, as Mortgagee, to secure the Note.

MORTGAGORS: Means collectively, (a) The James S. Resch Revocable Trust dated May 23, 1997, as Amended and Restated on March 1, 1983, July 30, 1985, December 24, 1992 and August 20, 2002, (b) The James S. Resch Property Trust, and (c) The Resch Land Trust No. 1.

PERSON: An individual, corporation, partnership, joint venture, trust, unincorporated organization or any other juridical entity, or a foreign state or any agency or political subdivision thereof.

PROPERTY: The “Mortgaged Property” as defined in the Mortgages and identified in Exhibit “A” attached hereto.

RELATED PERSON: A person having common management and control with the Borrower.

SENIOR LENDER: Fleet Capital Corporation, d/b/a Bank of America Business Capital, the provider of an $82,500,000 credit facility to fund Gulfside’s acquisition of Eagle Supply Group, Inc.

TITLE COMPANY: Commonwealth Land Title Insurance Company (as underwriter) and Gray Robinson, P.A. (as agent).

TITLE INSURANCE COMMITMENTS: Collectively, the commitments to insure the real property described in Exhibit “A” attached hereto issued by the Title Company.

2.

BORROWER’S REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants the following to Lender:

2.1 Borrower has full power and authority to enter into and consummate the transactions contemplated hereby.

2.2 Mortgagors have full power and lawful right to convey and mortgage the Property, and that the same is free and clear of all encumbrances, except current taxes which are not yet due and payable and covenants, restrictions and easements of record set forth in the Title Insurance Commitments.

2.3 No materials of any kind have been placed on the Property by anyone and no work or labor has been performed thereon, for 90 days prior to the date of this Agreement for which payment has not been made; there are no unpaid bills for labor, materials, supplies or services furnished upon the Property; and no Notice of Commencement or claim of lien affecting the Property has been filed in the public records of the county in which the Property is located, and no such Notice of Commencement or claim of lien will be so filed prior to the recording of the Mortgages.

2.4 All utilities services of whatever nature necessary for the currently contemplated operation of the Property are and will be available for the use of Borrower at the boundaries of the Property.

2.5 Adequate vehicular, pedestrian and utility access to and from the Property from publicly owned and maintained paved roadways are and will be available when needed at the Property.

2.6 Any representations made by Borrower in any documents (including financial statements) that may have been furnished to Lender in connection with the Borrower applying for the Loan are true, complete and correct in all respects as of the date hereof, and Borrower has not suffered any material adverse change in financial position since the date thereof.

2.7 There are no actions, suits, or proceedings pending, or, to the knowledge of Borrower, threatened against or affecting Borrower, Mortgagors or the Property, or involving the validity or enforceability of the Mortgages or the priority of the lien thereof, at law or in equity, or before or by any governmental authority except actions, suits and proceedings fully covered by insurance or which, if adversely determined, would not substantially impair the ability of Borrower to pay when due, and, to Borrower’s knowledge it is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

2.8 The execution and delivery of the Loan Documents, and the performance and consummation of the transactions thereby contemplated will not result in any breach of, or constitute a default under, any Mortgages, lease, bank loan or credit agreement, corporate charter, bylaws, partnership agreement, joint venture agreement, or other instrument to which Borrower is a party or by which Borrower may be bound or affected.

2.9 No default presently exists under the Loan Documents, and no event has occurred and is continuing which (with notice, the passage of time, or either) would constitute such a default.

2.10 The Loan has been duly authorized by the Borrower, and the Loan Documents to which Borrower is a party, have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of Borrower.

2.11 The Mortgagors and Gulfside are duly authorized to operate the Property and each element thereof under the laws, rulings, regulations and ordinances of the States of Florida, Alabama and Georgia and the departments, agencies and political subdivisions thereof, and will use due diligence to operate the same at all times in accordance with the applicable requirements of such laws, rulings, regulations and ordinances.

2.12. The Borrower is financially responsible, and fully capable and willing to fulfill its obligations under this Agreement, the Note and the other Loan Documents, including the obligations to make payments in the amounts and at the times required thereby, and to operate, repair and maintain the Property and the Property thereon.

All of the above representations and warranties shall survive the making of this Agreement and the issuance of the Note, and shall be deemed to remain so represented and warranted pending contrary written notice to Lender.

3.

BORROWER’S COVENANTS

Borrower covenants and agrees with Lender as follows:

3.1 Borrower shall cause Lender to receive, at Borrower’s expense, forthwith and prior to the disbursement of any Loan funds, the Title Insurance Commitments covering the Property in the aggregate sum of the Note, issued by the Title Company. Said Commitments shall show Borrower is vested with a good, valid, and insurable fee simple title, free and clear of all exceptions whatsoever, except the Mortgages, current taxes not yet due and payable, and covenants, restrictions, and easements of record acceptable to Lender, and shall insure Lender, or its nominee or assignee, that the Mortgages are good and valid first liens on the Property, subject only to the exceptions noted in this Agreement. Lender shall receive the title insurance policy for the insurance required hereby and in accordance with the Title Insurance Commitments within thirty (30) days after the execution of this Agreement.

3.2 Borrower shall forthwith, and prior to disbursement of any Loan funds, furnish to Lender at Borrower’s expense a mark-up to the Title Insurance Commitments that contains only such exceptions as are acceptable to Lender in its sole discretion. At the reasonable request of Lender, Borrower will, from time to time, furnish new or supplemental survey or surveys of the Property. All such surveys shall be made by a civil engineer or surveyor licensed in the state where the subject property is located acceptable to Lender and shall be paid for by Borrower, and shall be in form and content as may be reasonably required by Lender, including but not limited to such requirements set forth in the Commitment Letter.

3.3 Borrower shall furnish and pay the premiums for fire and extended coverage insurance as well as insurance against such other hazards as may be required by Lender, with a company or companies acceptable to Lender, in such amount and in such form as are acceptable to Lender. Said policies shall contain a standard Mortgagee clause and all payments made for losses under such insurance policies shall be payable first to Lender to the extent of its interest or lien, and said policies shall provide that they shall not be cancelable without at least thirty (30) days prior written notice by the insurer to Lender. Borrower shall also furnish or cause to be furnished at no expense to Lender such worker’s compensation insurance as may be required by law, and such liability insurance as may be required by Lender.

In the event of a casualty affecting the Improvements, insurance proceeds will be applied first to the restoration of such Improvements, subject to the following conditions:

(a) there shall be no uncured event of default pending after any applicable cure period has expired;

(b) Borrower establishes to Lender’s satisfaction that Borrower has the proper permits and governmental approvals, and the funds in addition to available insurance proceeds, that are necessary to effect restoration of such Improvements; and,

(c) as Lender may require, Borrower agrees to follow the procedures that are applicable to construction loans made by Lender in connection with of such Improvements, including but not necessarily limited to depositing with Lender the available insurance proceeds as well as the funds, in addition to such insurance proceeds, that are necessary to effect restoration of such Improvements, and to pay Lender’s reasonable expenses in administering the same.

3.4 Borrower covenants, warrants and agrees to have any mechanic’s liens which may be recorded against the Property released or bonded off within 20 days after Borrower receives notice of the recording thereof.

3.5 Borrower will not permit Mortgagors to convey, encumber or impose a security interest on the Property in any way without the prior written consent of Lender (except for the Mortgages and all advances made and to be made hereunder and thereunder, and, in the case of personal property, when unencumbered substitute property of equal or greater value is properly placed in the Property), besides those permissible conveyances allowed by the Mortgages, nor shall Borrower assign any of its rights under this Agreement without Lender’s prior written consent.

3.6 Borrower will permit Lender and its authorized employees, agents or representatives to enter upon the Property upon reasonable prior notice to Borrower (except in the event of an emergency) to inspect the same, and examine all books and records of Borrower, and, in each instance, Borrower will cooperate and cause Borrower’s contractors to cooperate with Lender and Lender’s representatives. It is expressly agreed that any inspections made by Lender or its representatives shall be made solely and exclusively for the protection and benefit of Lender and neither Borrower nor any third party shall be entitled to claim any loss or damage either against Lender or its employees, agents or representatives for failure to properly discharge any alleged duties of Lender.

3.7 Borrower covenants, warrants and agrees to pay promptly before delinquency and to discharge any taxes, charges, assessments and impositions upon the Property that may be or become due and payable and during the term of this Agreement, and any taxes, charges, assessments and impositions upon the Loan Documents (including, without limitation, documentary stamp taxes and intangible taxes) as the State of Florida may declare due and payable at any time, whether during or after the term of this Agreement. To the extent that the foregoing sentence or any other provision of this section provides for Borrower’s liabilities after the term of this Agreement, the same shall survive the repayment and term of the Loan. Borrower shall not be required to pay any such tax, charge, assessment or imposition in the event that the Borrower shall contest, or there shall be contested on the Borrower’s behalf, in good faith and at the Borrower’s own cost and expense, the amount or validity thereof, in an appropriate manner or by appropriate proceedings, provided that such actions by Borrower will operate during the pendency thereof to prevent the collection of the amounts so contested, and the sale, forfeiture, or loss of the Property or any part thereof or interest therein to satisfy the same, and that no such contest shall subject the Lender to the risk of any liability. Each such contest shall be promptly prosecuted to final conclusion (subject to the right of the Borrower to settle any such contest), and in any event the Borrower will indemnify and save the Lender harmless against all losses, judgments, decrees and reasonable costs (including reasonable attorneys’ fees and expenses in connection therewith) and will, promptly after the final determination of such contest or settlement thereof, pay and discharge the amounts which shall be levied, assessed or imposed or determined to be payable therein, together with all penalties, fines, interest, costs and expenses thereon or in connection therewith. The Borrower shall give the Lender prompt written notice of the commencement of any such contest, and of each substantial development that occurs during the pendency of same.

3.8 To the ends that the agreements of Borrower set forth herein and in the other Loan Documents shall be effectively and fully performed, and that the intent and purpose of this Agreement be fulfilled, Borrower agrees to promptly execute any and all such other and further instruments as may reasonably be required by Lender from time to time in order to carry out the provisions of this Agreement, or for the purpose of protecting, maintaining or enforcing Lender’s security for the Loan.

3.9 Borrower agrees to pay all reasonable costs, including reasonable attorney’s fees and legal assistant’s fees and costs, incurred by Lender with respect to any dispute regarding, or arising from the enforcement of, this Agreement and of the Loan Documents, whether or not suit is filed and including all bankruptcy, regulatory, agency and appellate proceedings. The Lender shall have the right to commence, to appear in, or to defend any action or proceeding purporting to affect the rights or duties of the parties hereunder and in connection therewith employ counsel and pay reasonable fees therefor, which the Borrower agrees to repay to the Lender upon demand.

3.10 Borrower shall keep proper books of record and account in which full, true and correct entries shall be made of all dealings or transactions of or in relation to the Property and to the Property, in accordance with generally accepted accounting principles consistently applied, and shall deliver or cause the following to be delivered to Lender throughout the term of the Loan:

(a) Personal Financial Statements of Borrower and Guarantor Molly A. Resch. As soon as practical and in any event within 150 days of the close of each calendar year, a complete and signed Personal Financial Statement of Borrower and Molly A. Resch, in a form acceptable to Lender.

(b) Tax Returns of Borrower and Each Guarantor. As soon as practical and in any event within 30 days of filing, copies of the complete federal income tax returns including all schedules of Borrower and Molly A. Resch and of each Guarantor.

(c) Guarantor S.B.J. Resch Family Partnership, Ltd. As soon as practical and in any event within 150 days of the close of each calendar year, internal financial statements of S.B.J. Resch Family Partnership, Ltd., including a profit and loss statement and balance sheet, all in reasonable detail with the profit and loss statement prepared both on a year to day basis, certified as true and correct by Borrower.

(d) Annual Audited Financial Statements of Guarantor Gulfside. As soon as practicable after the end of each fiscal year, and in any event within one hundred fifty (150) days thereafter, audited financial statements of Gulfside prepared on a consolidated and consolidating basis, including a copy of the management letter of the independent certified public accountants preparing such financial statements, including a balance sheet as of the end of such fiscal year and statements of revenues and expenses and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion or opinions thereon of an independent certified public accountant reasonably acceptable to the Lender, which opinion or opinions shall state that (i) such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application with which such accountants concur), (ii) the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and

(e) Quarterly Unaudited Statements of Guarantor Gulfside. Within forty-five (45) days after the end of each calendar quarter, copies of internally prepared quarterly financial statements of Gulfside prepared on a consolidated and consolidating basis, including balance sheets and statements of income (prepared on a quarter to date basis and a year to date basis) and retained earnings for such quarter all in reasonable detail, setting forth figures for that period and for the corresponding quarter in the preceding fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and certified by the President of Gulfside as being true and correct; and

(f) Requested Information. With reasonable promptness, such other financial data and information regarding the Borrower or the Guarantors or the security for the Loan, as and when Lender may reasonably request the same in writing.

3.11 Debt Service Coverage Ratio. Mortgagors shall maintain a minimum Debt Service Coverage Ratio with respect to the Property of not less than 1:1 to be measured annually as of the end of each calendar year. As used herein, debt service coverage ratio means net income plus depreciation plus amortization plus interest expense minus distributions minus non-financed capital expenditures divided by current portion of long term debt plus interest expense. As used in this Section 3.11, the following definitions shall apply:

‘Net Income’ shall mean the net income (or net loss) for the period in question realized by the Mortgagors from the Property after payment of taxes, if any, for such period taken as a single accounting period as determined in conformity with GAAP.

‘GAAP’ shall mean Generally Accepted Accounting Principals consistently applied to the particular item.

3.12 The financial covenants of this Section 3 will, upon the making of this Agreement, and cumulative to any additional financial reporting requirements that may apply under the documents evidencing any particular indebtedness, apply to all financial obligations of the Borrower and any Guarantor to the Lender, whether existing or hereafter arising, including without limitation the Loan, each Financial Contract, and each line of credit facility.

3.13 During the term of the Loan, and prior to the complete repayment thereof and the payment of all of Borrower’s other monetary obligations under the Loan Documents, Borrower shall not permit any lien to encumber the Property other than the liens of the Mortgages in favor of Lender and liens for property taxes not yet due and payable.

3.14 During the term of the Loan, and prior to the complete repayment thereof and the payment of all of Borrower’s other monetary obligations under the Loan Documents, neither Borrower nor Guarantor Molly A. Resch shall guaranty payment of any obligations to the Senior Lender or any affiliate thereof.

3.15 During the term of the Loan, and prior to the complete repayment thereof and the payment of all of Borrower’s other monetary obligations under the Loan Documents, Borrower will not create any subsidiaries other than Gulfco Acquisition, Inc. without Lender’s prior written consent, which consent, if given, shall be conditioned upon receipt of an unconditional guaranty of the Loan from such subsidiary in form acceptable to Lender.

3.16 Borrower shall pay an advisory fee of $12,500.00 to Lender on the date of closing of the Loan.

3.17 Borrower shall provide and cause each Guarantor to provide Lender with thirty (30) or more days prior written notice of the nature of any intended change in their respective names, or the use of any trade name, and when such change or use shall become effective. Lender acknowledges that it has been notified that Gulfside Supply, Inc. and/or Gulfco Acquisition, Inc. intend to use the trade name Gulf Eagle Supply and Lender consents thereto.

3.18 Until such time as the principal of and interest on the Loan and the other payments required under the Loan Documents shall have been fully paid, the Borrower will not suspend or discontinue any Loan Installments, and will perform and observe in all respects all of its other agreements contained in the Loan Documents, and not suspend or terminate such payment and performance for any cause including, without limitation, the following:

(a) any delay or failure of the Property to be operating or operable, or any defect in the title, quality, condition, design, operation or fitness for use of, or any damage to, or loss of, or loss of use of, or destruction or theft of, all or any part of the Property from any cause whatsoever;

(b) any acts or circumstances that may constitute failure of consideration;

(c) commercial frustration of purpose;

(d) any abatement, suspension, deferment, reduction, setoff, defense, counterclaim or recoupment whatsoever, or any right to any thereof, that the Borrower may now or hereafter have against the Lender;

(e) any insolvency, composition, bankruptcy, reorganization, arrangement, liquidation or similar proceedings relating to the Lender or the Borrower;

(f) any change in the tax or other laws of the United States of America or of the State of Florida or any political subdivision of either thereof or any failure of the Lender to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with the Loan Documents;

(g) any interruption of the use or possession by the Borrower of, or any ouster or dispossession by paramount title or otherwise of the Borrower from, all or any part of the Property, or any interference with such use or possession by any governmental agency or authority or other Person or otherwise;

(h) the invalidity or unenforceability, in whole or in part, of any Loan Document, or any failure, omission, delay or inability of the Lender to perform any of its obligations contained in the Loan Documents;

(i) any amendment, extension or other change of, or any assignment or encumbrance of any rights or obligations under, any Loan Document, or any waiver or other action or inaction, or any exercise or non-exercise of any right or remedy thereunder;

(j) any sale, release, impairment, substitution, exchange or other action or inaction with respect to the Mortgages, the Assignment or the Assignment of Leases or any security relating to this Agreement or the Note; or

(k) any other circumstance, happening or event whatsoever, whether foreseeable or unforeseeable and whether similar or dissimilar to the foregoing, it being the intention of the parties hereto that all amounts payable by the Borrower pursuant to the Note and under any other Loan Document shall continue to be payable in all events in the manner and at the time therein provided.

4.

DEFAULTS

4.1 Borrower shall be considered in default hereunder in each instance that (a) Borrower fails to make any payment within ten (10) days after it is due under the Note or Mortgages; (b) Borrower fails to pay any other sum within ten (10) days after it is due under the Loan Documents; (c) Borrower fails to perform according to the terms of this Agreement or any of the Loan Documents other than with respect to the payment of principal, interest, or other sums payable pursuant to the Loan Documents; (d) if a foreclosure action is instituted against the Property or a Notice of Lis Pendens is recorded covering all or any part of the Property which is not released or discharged within 20 days after Borrower receives notice of same; (e) Borrower shall cause or permit conditions to arise that, in the reasonable opinion of Lender, would materially impair the collateral for the Loan, or materially and adversely affect the value thereof such that the 80% loan to value ratio is not maintained; (f) Borrower shall fail, neglect or refuse to perform any of Borrower’s promises or agreements hereunder or breach any promise, covenant, warranty or agreement made in the Loan Documents; (g) it shall appear that the Property is in violation of any covenants, restrictions, codes or zoning ordinances affecting the Property, and Borrower is unable to promptly resolve the same to the satisfaction of the persons or authorities claiming such violation; (h) Borrower or any Guarantor shall become insolvent, or if there is filed a voluntary or involuntary petition in bankruptcy against Borrower or any Guarantor, or if a conservator or trustee is appointed for the assets of Borrower or any Guarantor, or an assignment for the benefit of creditors is made by Borrower; (i) the entry of a judgment against Borrower in excess of $250,000.00 or is a lien against the Property and is not discharged of record within 45 days after the Borrower receives notice that a judgment is recorded so as to constitute such a lien; (j) the issuance of any writ of attachment or writ of garnishment, or the filing of any lien, against any property of Borrower or any Guarantor; (k) the taking of possession of any substantial part of the property of Borrower or any Guarantor at the instance of any governmental authority; (l) the dissolution, merger, consolidation or reorganization of Borrower or any Guarantor without Lender’s prior written consent (other than the proposed merger of Eagle Supply Group, Inc. into Gulfco and of Gulfco into Gulfside); (m) any representation or warranty of Borrower or any Guarantor under the Loan Documents is false or misleading in any material respect; or (n) a default of any other loan or indebtedness owing by Borrower or any Guarantor, other than Gulfside Supply, Inc. or Gulfco Acquisition, Inc., to Lender, whether presently existing or hereafter made during the term of the subject Loan, which default is not cured upon the expiration of applicable cure periods.

In the event of any of the foregoing, Borrower shall be considered in default hereunder, provided, however, that as to all events of default enumerated above besides “a”, “b”, “and “i” (defaults under which shall not be subject to any cure period), Borrower shall have 45 days after notice from Lender to cure the noticed default and to deliver evidence of such cure satisfactory to Lender. Subject only to the foregoing notice and cure period, if applicable, upon the occurrence of any event of default so enumerated, Lender, at its sole option, in its sole discretion, without prejudice to any other right or remedy Lender may have as a matter of law, and separately or in any combination to the extent permitted by applicable law, may:

(a) Declare all sums evidenced by the Note and secured by the Mortgages, and all sums due hereunder, to be immediately due and payable and, unless the same are paid forthwith upon Lender’s demand, may exercise all of Lender’s rights and remedies under the Loan Documents including, without limitation, foreclosing the Mortgages;

(b) Draw upon any letter of credit or other security that has been pledged to Lender as collateral for the Loan;

(c) Enter upon and take possession of the Property, employ watchmen to protect the Property from injury.

The remedies of Lender enumerated above are cumulative to and not in limitation of Lender’s other remedies set forth in this Agreement and in the other Loan Documents.

5.

NOTICES

5.1 All Notices referred to and required herein must be in writing and given by hand delivery, or overnight courier, or telecopier, or registered or U.S. certified mail. Such notices shall be deemed given for purpose of this Agreement when received if delivered by hand or by overnight courier or by telecopier, or when postmarked if delivered by U.S. mail, and written notices shall be deemed validly given for purposes of this Agreement when addressed to the parties as set forth on Page 1 of this Agreement.

6.

CROSS-COLLATERALIZATION AND CROSS-DEFAULT

6.1 All of the collateral for the subject Loan, as set forth in the Loan Documents, including but not necessarily limited to the Property is hereby declared to also constitute collateral for all other loans and indebtedness owing by Borrower to Lender, whether presently existing or hereafter made during the term of the subject Loan, including without limitation under or pursuant to any Financial Contract and any line of credit or loan extended to Borrower and shall remain as such pending Lender’s release and discharge of such collateral as security for the subject Loan.

6.2 A default of the subject Loan that is not cured upon the expiration of applicable cure periods shall also, at Lender’s sole option, constitute a default of all other loans and indebtedness owing by Borrower to Lender, whether presently existing or hereafter made during the term of the subject Loan, including without limitation under or pursuant to any Financial Contract. Further, a default of any other loan or indebtedness owing by Borrower to Lender (including without limitation under or pursuant to any Financial Contract) or to anyone else, whether presently existing or hereafter made during the term of the subject Loan, which default is not cured upon the expiration of applicable cure periods shall also, at Lender’s sole option, constitute a default of the subject Loan.

7.

MISCELLANEOUS PROVISIONS

7.1 Nothing herein shall be construed to waive or diminish any right or security of Lender under the Note and the Mortgages. It is the purpose and intent hereof to provide safeguards, protections and rights for Lender in addition to those provided in the Note and Mortgages and to better secure the Mortgages.

7.2 This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Borrower may be released from obligations and agreements hereunder only by a written instrument of Lender specifically providing for such release. This Agreement is for the sole benefit and protection of Lender and its representatives, successors and assigns, and it is the express intention of the parties hereto that no third party shall have any benefit from or any right of action under this Agreement.

7.3 Anything in the Loan Documents to the contrary notwithstanding, it is understood and agreed by the parties that in no event shall interest (including any charge or fee held to be interest by a final non-appealable order of a court of competent jurisdiction) accrue or be payable under the Note in excess of the highest contract rate allowed by applicable law for the time such indebtedness shall be outstanding and unpaid, and if by any reason of the acceleration of maturity of such indebtedness, or for any other reason, interest in excess of the highest legal rate shall be due or paid, any such excess shall constitute and be treated as a payment on the principal thereof, and shall operate to reduce such principal by the amount of such excess, or if in excess of the principal indebtedness, such excess shall be refunded to the Borrower; provided, however, such refund will not cure any default under the Loan Documents.

7.4 This Agreement may be assigned by Lender, but shall not be assignable by Borrower or assumable by a third party in the place and stead of Borrower without the prior written consent of Lender, in Lender’s sole and absolute discretion. If Lender approves an assignment hereof by Borrower, Lender shall be entitled to make advances to such assignee and such advances shall be secured by this Agreement, and the Note and Mortgages. Borrower and any and all guarantors of any obligations under the Loan Documents (including, but not necessarily limited to, the Guarantors named herein) shall remain liable for all sums advanced hereunder before and after such assignment.

7.5 This Agreement shall be construed under the laws of the State of Florida, except for its laws which would require application of the laws of another state.

7.6 This Agreement shall not be construed more strongly against one party, regardless of who was more responsible for its preparation.

7.7 All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and the same so provided are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal, or unenforceable under any applicable law. In the event any one or more of the provisions contained in the Loan Documents shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall, at the option of the Lender with respect to each such provision, not affect any other provision of the Loan Documents, but the Loan Documents shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein, and there shall automatically be added a valid, legal and enforceable provision as similar in terms to the defective provision as shall be possible.

7.8 Section headings contained in this Agreement are for reference purposes only, and such headings shall not in any way affect the meaning, content, or interpretation hereof.

7.9 This Agreement shall not be amended or modified except by an amendment in writing, executed by all parties hereto in the same form as this Agreement.

7.10 Time is of the essence of this Agreement.

7.11 Lender shall have the right to publicize its involvement in the financing of the Property, may require Borrower to name Lender as its lender in all publicity releases and promotional materials issued in connection with the Property.

7.12 The Mortgages shall specifically incorporate this Agreement therein by reference and, in the event that the Mortgages and Note are assigned, this Agreement shall be deemed and considered assigned in like manner.

7.13 This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

7.14 Terms used herein, the terms “Borrower,” “Lender” and any other person shall include masculine, feminine, neuter, singular and/or plural, as the context admits or requires, as well as their respective heirs, successors, personal representatives, and assigns.

7.15 The waiver by the Lender of any default hereof shall not be deemed, nor shall the same constitute a waiver of any subsequent default hereunder on the part of the Borrower. If the Lender shall waive any of the provisions of this Agreement or shall fail to enforce any of the provisions hereof, such waiver shall not be deemed to be a continuing waiver, and the Lender shall thereafter have the right to insist upon the enforcement of such provision, it being the agreement of the Lender and the Borrower that the provisions of this Agreement shall never be permanently waived unless done so by a written instrument, executed by a duly authorized officer of the Lender.

7.16 The terms of the Commitment Letter, to the extent stated therein and herein, shall survive the execution and delivery of the Loan Documents.

7.17 BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE, THE MORTGAGES, AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER AGREEING TO ENTER INTO THIS AGREEMENT. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER, NOR THE LENDER’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF THE LENDER, NOR LENDER’S COUNSEL, HAS THE AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

(“BORROWER”)

/s/ James S. Resch
JAMES S. RESCH

(“LENDER”)

SUNTRUST BANK,
a Georgia banking corporation

By:	/s/ Robert Sammartino
Name:	Robert Sammartino
Title:	First Vice President

EXHIBIT “A”

REAL PROPERTY

1.	Commercial building and warehouse 2814 N. 36th Street, Tampa, FL

2.	Commercial building and warehouse 2649 Rosselle Street, Jacksonville, FL

3.	Commercial building and warehouse 5085 S. Industry Drive, Melbourne, FL

4.	Commercial building and warehouse 482 Commerce Way, Longwood, FL

5.	Commercial building and warehouse 1565 Northgate Blvd., Sarasota, FL

6.	Commercial building and warehouse 3000 South Street, Ft. Myers, FL

7.	Commercial building and warehouse 3101 S.W. 13th Drive, Deerfield, FL

8.	Commercial building and warehouse 1961 Maryland Circle, Tallahassee, FL

9.	Commercial building and warehouse 2215 East 17th Street, Cedar Grove, FL

10.	Commercial building and warehouse 310 Dan Tibbs, Huntsville, AL

11.	Commercial building and warehouse 1907 Miskell Drive, Dothan, AL

12.	Commercial building and warehouse 4739 S. Court Street, Montgomery, AL

13.	Commercial building and warehouse 903 Lookout Drive, Pensacola, FL

14.	Commercial offices 501 N. Reo Street, Tampa, FL

15.	Commercial building and warehouse 2900 Mill Street, Mobile AL